Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
James Murren	Alan Feldman
President, Chief Financial Officer and Treasurer	Senior Vice President of
MGM MIRAGE	Public Affairs
(702) 693-8877	MGM MIRAGE
(702) 891-7147

June 21, 2004

MGM MIRAGE ANNOUNCES AGREEMENT FOR MACAU-BASED CASINO

LAS VEGAS — MGM MIRAGE (NYSE:MGG) announced today that it has entered into a joint venture agreement with Pansy Ho Chiu-king to develop, build and operate a major hotel-casino resort in Macau S.A.R.

The facility, which will use the “MGM Grand” name, will be 50/50 owned and jointly operated by the two partners. The resort will be located on a prime waterfront site next to the planned Wynn Resorts facility and near the Lisboa hotel-casino, an area destined to become the casino “Strip” of Macau. Design and planning work has commenced and it is anticipated that the property could open by late 2006.

The joint venture will operate in Macau as an independent entity under the terms of a subconcession. The agreement is subject to, among other things, the approval of the government of Macau S.A.R., and other regulatory approvals, as well as the entry into a subconcession agreement with Sociedade de Jogos de Macau (SJM), the holder of the concession.

Pansy Ho is managing director of Shun Tak Holdings Limited (HKSE: HSTGY), a leading Hong Kong-based conglomerate operating four core businesses – shipping, property, hospitality and investments.

Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE said: “We are pleased to be entering the Macau market with our partner, Pansy Ho, for whom we have the greatest respect. We have always said we would like to participate in Macau under the right circumstances. We are very excited about our joint venture with Pansy Ho.”

In addition to her position with Shun Tak Holdings, Pansy Ho is a director of Sociedade de Turismo e Diversoes de Macau, S.A.R.L. and chairman of Macau Tower Convention and Entertainment Centre. She is also a committee member of the Chinese People’s Political Consultative Conference of Beijing, member of the executive committee of All-China Federation of Industry and Commerce, executive vice president of Guangdong Chamber of Foreign Investors, founding honorary advisor and board director of The University of Hong Kong Foundation for Educational Development and Research and advisory council member of the Better Hong Kong Foundation.

MGM MIRAGE (NYSE:MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 12 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island (“TI”) , New York -New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE also owns a 25 percent interest in Triangle Casino, a local casino in Bristol, UK. The Company has entered an agreement to sell MGM Grand Australia in Darwin, Australia pending finalization. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.